Exhibit 99.1

        Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

    FORT WORTH, Texas--(BUSINESS WIRE)--March 23, 2006--Pier 1 Imports, Inc. (NYSE:PIR) announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per share on the Company's outstanding shares of Common Stock.
    The $0.10 per share dividend is payable May 17, 2006, to record shareholders of the Company's outstanding Common Stock on May 3, 2006.
    In addition, the Company announced today that April 24, 2006, is the record date for its Annual Shareholders' Meeting to be held June 22, 2006.
    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 Kids(R) stores in the United States.

    CONTACT: Pier 1 Imports, Inc., Fort Worth
             Cary Turner, 817-252-8400